EXHIBIT 10.21

SUBORDINATION AGREEMENT

between SPD Silicon Valley Bank Co., Ltd. and Partners for Growth V, L.P.

Borrower: BORQS Hong Kong Limited

Guarantor: BORQS International Holding Corp

This Subordination Agreement (this “Agreement”) is dated April 30, 2018 and by and between Partners for Growth V, L.P., a Delaware limited partnership (“Creditor”), and SPD Silicon Valley Bank Co., Ltd., a PRC banking institution (“SSVB”), and is acknowledged by Creditor’s affiliate, Partners for Growth IV, L.P. (the “Prior Fund”) for purposes of Section 17 hereof.

Recitals

A. The above-named Borrower (“Borrower”) has requested and/or obtained loans and/or other credit accommodations from SSVB which may be secured by their respective assets and property, and the obligations of Borrower have been guaranteed by the above-named Guarantor.

B. Creditor has extended credit to Borrower under that certain Loan and Security Agreement and related documents dated on or about the date of this Agreement, as may be amended from time to time (the “PFG Debt Documents”).

C. To induce SSVB to extend credit to Borrower and make further extensions of credit to or for Borrower, or to purchase or extend credit pursuant to any instrument or writing on which Borrower is liable or to grant renewals or extensions of any loan, extension of credit, purchase, or other accommodation, Creditor will subordinate: (a) all of Borrower’s indebtedness and obligations to Creditor, existing now or later (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to SSVB, existing now or later, consisting of principal indebtedness under the Facility Agreement for working capital loans dated as of August 31, 2015 as amended from time to time (the “Senior Debt Document”) in an amount up to US$6,000,000, plus principal under a facility agreement between SSVB and a PRC subsidiary of Borrower in an amount up to RMB25,000,000, plus (i) interest and all collection costs (including attorneys’ fees), (ii) all interest accruing after any bankruptcy, reorganization or similar proceeding, (iii) the amount of all Protective Advances, and (iv) all other products and/or credit services facilities up to $25,000 in the aggregate at any given time (collectively, the “Senior Debt”); and (b) all of Creditor’s security interests to all of SSVB’s security interests in the Borrower’s property securing the Senior Debt, each in accordance with the terms of this Agreement.

D. SSVB and the Prior Fund have entered into a like Subordination Agreement pursuant to which the Prior Fund has subordinated its security interests and liens and payment to the obligations owing to SSVB under the Senior Debt.

THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to SSVB any security interest or lien that it has in any property of Borrower (to the extent perfected and enforceable). Despite attachment or perfection dates of Creditor’s security interest and SSVB’s security interest, SSVB’s security interest in all assets of Borrower is prior to Creditor’s security interest.

2. Except as otherwise expressly provided in this Agreement, all Subordinated Debt payments are subordinated to all of Borrower’s obligations to SSVB for the Senior Debt.

3. Except as expressly allowed pursuant to the below provisions of Section 4 below, Creditor will not demand or receive from Borrower any part of the Subordinated Debt, by payment, prepayment, or otherwise, exercise any remedy against any of Borrower’s property, or (c) accelerate the Subordinated Debt, or begin to or participate in any action against Borrower in any way related to the Subordinated Debt, until all the Senior Debt is paid. This does not prohibit Creditor from converting any Subordinated Debt into equity securities of Borrower.

4. Except as otherwise provided in this Section 4:

(a) Creditor may receive (i) regularly scheduled payments on the Subordinated Debt, including, without limitation, regularly-scheduled, non-accelerated payments of fees, costs, principal and interest (including default interest) that are contemplated under the PFG Debt Documents, a true and correct final copy of which has been delivered to SSVB (the “Permitted Payments”). Notwithstanding the foregoing, Creditor agrees that if there shall have occurred and continues an event of default (however denominated) under any of the documents evidencing or otherwise related to the Senior Debt (or if there would be such an event of default immediately after giving effect to any such Permitted Payment), and Creditor shall have received written notice thereof at the address set forth below Creditor’s signature block (a “Blockage Notice”) from SSVB imposing a Blockage Period as defined below (which notice shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (x) the first business day after transmission by facsimile or hand delivery or deposit with an internationally-recognized express courier delivery service; or (y) the first business day following a business day on which notice has been sent by electronic mail to an authorized representative of a party, if confirmed concurrently by facsimile or promptly by any other authorized mode of delivery as set forth herein, then no Permitted Payment shall be demanded or received by Creditor until the end of such a Blockage Period (and Creditor shall pay to SSVB any such payments so received). In any 360 day period, no more than one (1) Blockage Period may be imposed.

(b) Notwithstanding anything to the contrary in this Agreement, upon the occurrence of an event of default under and as defined in the documents evidencing the Subordinated Debt and subject to the rights and priorities of SSVB as described in this Agreement, Creditor may accelerate the Subordinated Debt and may exercise all of its rights and remedies with respect to such an event of default; provided, however, Creditor may commence such exercise of remedies and enforcement actions only after providing SSVB with 10 business days prior written notice of Creditor’s intent to commence such exercise of remedies or enforcement actions and so long as SSVB has not delivered a Blockage Notice to Creditor prior to the expiration of such a 10 business day notice period (which Blockage Notice, if sent by SSVB, prevents Creditor from taking any such actions during the Blockage Period); provided further, however, any payment, distribution, security, or proceeds that Creditor receives in connection with the exercise of any of its rights and remedies shall first be turned over to SSVB for application to the Senior Debt up to the full amount of the Senior Debt outstanding at such time (provided that if such amounts are applied to the Senior Debt, such application shall not result in the Senior Debt being “paid” as against the Borrower for the purposes of Creditor subrogation). Additionally, notwithstanding anything to the contrary in this Agreement but subject to the rights and remedies of SSVB as described in this Agreement, Creditor may accelerate the Subordinated Debt upon commencement of any insolvency, bankruptcy, receivership, custodianship, or similar proceeding for the liquidation or dissolution of Borrower. Notice to SSVB in accordance with this paragraph shall be sent to SSVB at the address set forth below its signature block below and shall be deemed to be validly delivered and received in accordance with the notice provision set forth in the first paragraph of this Section 4.

(c) As used in this Agreement, (i) “Blockage Period” shall mean a period of time beginning upon the delivery of the Blockage Notice as set forth above and ending on the earlier to occur of 60 days following such date or SSVB’s written consent to such termination and (ii) “Protective Advances” shall mean all sums up to a maximum amount of $100,000 expended by SSVB which were determined by SSVB to be necessary or appropriate to: (1) protect the priority, validity and enforceability of the liens and security interests which secure the Senior Debt and the instruments evidencing the Senior Debt; (2) prevent the value of the collateral for the Senior Debt from being diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such collateral to lose value); (3) protect any of such collateral from being damaged, impaired, mismanaged or taken; or (4) cure any default or non-performance of obligations of Borrower as required by the Loan Agreements.

5. If Creditor sends the Borrower a notice of default related to the Subordinated Debt, Creditor shall use best efforts to promptly deliver a copy of the notice of default to SSVB, but failure to do so shall not be a breach of this Agreement nor, in and of itself, affect any of Creditor’s rights in respect of the Subordinated Debt.

6. Creditor must deliver to SSVB in the form received (except for endorsement or assignment by Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement, provided that if SSVB applies such turnover to the Senior Debt, such application shall not result in the Senior Debt being “paid” as against the Borrower for the purposes of Creditor subrogation.

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7. These provisions remain in full force and effect, despite Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law, and SSVB’s claims against Borrower and Borrower’s estate will be fully paid before any payment is made to Creditor. Creditor agrees not to encourage any other person or entity to initiate or prosecute any claim, action or other proceeding: (a) challenging the enforceability of SSVB’s claim; (b) challenging the enforceability of any liens in assets securing SSVB; (c) asserting any claims which the Borrower may hold with respect to SSVB; or (d) seeking the equitable subordination of the Senior Debt or any aspect of SSVB’s claim.

8. Until the Senior Debt is paid, Creditor irrevocably appoints SSVB as its attorney-in-fact, with power of attorney with power of substitution, in Creditor’s name or in SSVB’s name, for SSVB’s use and benefit without notice to Creditor, to do the following in any bankruptcy, insolvency or similar proceeding involving Borrower:

(a) File any claims for the Subordinated Debt for Creditor if Creditor does not do so at least 30 days before the time to file claims expires, and

(b) Accept or reject any plan of reorganization or arrangement for Creditor and vote Creditor’s claims in respect of the Subordinated Debt in any way it chooses.

9. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (a) increase the rate of interest with respect to the Subordinated Debt, or (b) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

10. This Agreement is effective until the Senior Debt Document has been terminated and all of the Senior Debt has been paid in full. If, after full payment of the Senior Debt and termination of the Senior Debt Document, SSVB must disgorge any payments made on the Senior Debt, this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though the payments had not been made, and Creditor will immediately pay SSVB all payments received under the Subordinated Debt to the extent the payments would have been prohibited under this Agreement. At any time without notice to Creditor, SSVB may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No action or inaction will impair or otherwise affect SSVB’s rights under this Agreement. Creditor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Creditor agrees that it shall not assert any such defenses or rights.

11. This Agreement shall be binding upon, and shall inure to the benefit of, any heirs, successors and assigns of Creditor and SSVB. This Agreement is for Creditor’s and SSVB’s benefit and not for the benefit of Borrower or any other party. If Borrower is refinancing any of the Senior Debt with a new lender, upon SSVB’s request of creditor, Creditor will enter into a new subordination agreement with the new lender on substantially the terms of this Agreement.

12. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute one instrument.

13. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles. Subject to clause (c) of this Section 13, Creditor and SSVB submit to the jurisdiction of the state and federal courts located in Santa Clara County, California. CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

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(b) WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

(c) Notwithstanding the submission of the parties to the federal and state courts located in Santa Clara County, California, the parties also submit to the non-exclusive jurisdiction of the courts of Hong Kong.

14. This Agreement is the entire agreement about this subject matter, and supersedes prior negotiations or agreements. Creditor is not relying on any representations by SSVB or Borrower in entering into this Agreement. Creditor will keep itself informed of Borrower’s financial and other conditions. This Agreement may be amended only by written instrument signed by Creditor and SSVB.

15. If there is an action to enforce the rights of a party under this Agreement, the party prevailing will be entitled, in addition to other relief, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in the action.

16. Each of the undersigned hereby represents and warrants that (a) the execution and delivery of this

Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on the part of such party, and (b) this Agreement has been duly executed and delivered and constitutes a enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

17. This Agreement is acknowledged by the Prior Fund for purposes of consenting to the credit extended under the PFG Debt Documents and the pari passu treatment of Creditor and the Prior Fund in respect of their respective security interests and liens in Borrower and payment of their respective credits.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

“Creditor”		“SSVB”

PARTNERS FOR GROWTH V, L.P.		SPD SILICON VALLEY BANK CO., LTD.

By:	/s/ Andrew Kahn	By:	/s/ Harvey Lum

Name:	Andrew Kahn	Name:	Harvey Lum

Title:	Manager, Partners for Growth V, LLC,	Title:	Vice President, Head of Risk Management

Its General Partner

Address: 1660 Tiburon Blvd., Suite D, Tiburon, CA 94920		Address: 21/F, Block B, Baoland Plaza, No.588
Dalian Road, Shanghai, 200082

Telephone (415) 912-5899		Telephone (86 21) 3596 3068

Facsimile (415) 781-0510		Facsimile (86 21) 3596 3099

Email: notices@pfgrowth.com		Email: hlum@spd-svbank.com

[Signature page to Subordination Agreement (PFG5) (BORQS Hong Kong Limited)]